Exhibit 99.2

Cambium Learning Group, Inc.

Third Quarter 2015 Earnings Conference Call

November 12, 2015

Cambium Learning Group – Third Quarter 2015 Earnings Conference Call, November 12, 2015

C O R P O R A T E   P A R T I C I P A N T S

Scott McWhorter, General Counsel and Corporate Secretary

John Campbell, Chief Executive Officer

Barbara Benson, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Neil Weiner, Foxhill Capital Partners, LLC

P R E S E N T A T I O N

Operator:

Good day ladies and gentlemen and welcome to the Cambium Learning Group Third Quarter 2015 Earnings Conference Call.  At this time, all participants are in a listen-only mode.  Later we will conduct a question-and-answer session and instructions will follow at that time.  If you require Operator assistance during the program, please press the star, then zero on your touchtone telephone.  As a reminder, today's conference is being recorded.

I would now like to introduce today's first conference speaker, Mr. Scott McWhorter, General Counsel.  You may begin, sir.

Scott McWhorter:

Thank you, and welcome everyone to Cambium Learning Group's Third Quarter 2015 Earnings Conference Call.  I’m Scott McWhorter, Cambium's General Counsel.  With me today are John Campbell, Cambium Learning’s Chief Executive Officer; and Barbara Benson, Chief Financial Officer.

Statements made on this call, including those during the question-and-answer session, may contain forward-looking statements that are subject to risks and uncertainties.  Please refer to the Safe Harbor statement included in today’s press release, as well as Cambium Learning Group’s periodic filings with the SEC for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed today.

We will be discussing certain non-GAAP financial results, including Bookings, Adjusted EBITDA and Cash Income.  The press release in Form 10-Q issued earlier today contains a reconciliation of these non-GAAP financial results to the most comparable GAAP measures.  Because of the high percentage of amortization expense, deferred revenue, and other non-cash non-operational items in our reported GAAP income, we report these non-GAAP measures as key performance metrics.  Management believes these metrics help portray the underlying trajectory of the business and give you a view of operations from Management’s perspective since these are the metrics used internally to assess performance.

Now it is my pleasure to turn the call over to John Campbell.

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Cambium Learning Group – Third Quarter 2015 Earnings Conference Call, November 12, 2015

John Campbell:

Thanks Scott.  Good morning, everyone, and thank you for joining us today.  Let's get right into our results.  In the 2015 back-to-school selling season, the highest volume quarter of the year, Cambium Learning Group drove results that reaffirm not only our full-year financial objectives but also our strategy to transform our Company by putting technology-enabled solutions directly in to the hands of students.

Third quarter Bookings growth of 6% accelerated, as we planned, through continued momentum in our technology-enabled solutions, bringing our nine months Bookings growth up to 5%.  Adjusted EBITDA and Cash Income margins for the nine-month period expanded 450 and 333 basis points, respectively, as the proportion of these higher margin products rose in our revenue mix and we leveraged our lower cost base even while continuing to invest in our solution set.

The positioning of our brands in the marketplace is developing further as well, as we continue to receive third-party validation of the excellence and effectiveness of our technology-enabled solutions.  We recently won 10 EDDIE awards from ComputED Gazette, with Learning A-Z receiving six awards and every business unit winning at least one award.  Learning A-Z also recently received two prestigious awards for leveled content provided in its Reading A-Z flagship reading product, which supports English Language Learners.  A CODiE award received in May from the Software Information and Industry Association for Best English Language Learner/World Language Acquisition Instructional Solution and a 2015 Association of American Publishers REVERE Award for Supplemental Resources, Resources for English Language Learners.  ExploreLearning was recognized by Tech & Learning magazine, which awarded Reflex with the Best Upgraded Product in the 33rd Annual Awards of Excellence.

We are very proud of our execution, our results, and the recognition we are receiving and are on track for a terrific 2015.

Let's look more closely at the specifics.  Learning A-Z was 37% of year-to-date revenues, and as the standard bearer of our digital transformation, continued to lead our growth.  This segment grew 27% in the third quarter and 23% in the first nine months with continued strong performances in our student-centric solutions and particularly strong demand for our products that put technology directly into the students' hands.

Raz-Kids and Headsprout did very well, growing 26% and 66% respectively in the nine months.  Similarly, Writing A-Z grew 97% helped by our expansion of this previously teacher-centric solution to include student-centric capabilities where the students practice writing online, and we are happy with the performance of ReadyTest A-Z, which was launched last October.

Voyager Sopris Learning, where we are making transformational, high-return investments in this segment's technology-enabled future was 50% of the first nine months revenues.  Bookings in this segment decreased 7% in the quarter and 5% in the first nine months with technology-enabled solutions growing impressively, on track with our objective of lowering the Bookings decline through growth in technology-enabled solutions.  During the quarter, we focused our marketing and sales in this segment on student-centric products and this focus paid off.

Bookings for LANGUAGE! Live, our comprehensive literacy curriculum which is Voyager Sopris' technology-enabled flagship, increased 134% to approximately 11% of first nine months segment Bookings compared to 5% for nine months last year.  Kurzweil's firefly subscription-based solution represented greater Bookings volume in the first nine months of the year than the perpetual Kurzweil product, growing 14% year-to-date over last year.  This is a significant milestone that further validates the transformation and path towards growth occurring in this business.

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Cambium Learning Group – Third Quarter 2015 Earnings Conference Call, November 12, 2015

Voyager Sopris is also doing very well with Step Up to Writing, our re-launched writing program which grew 141% year-to-date versus last year, and in the third quarter we added a fourth edition that focuses on grades K-2, completing the entire K-12 writing curriculum.  This new grade band provides age appropriate strategies that are scaffolded and differentiated for the emerging writer and supports students and teachers by establishing a common language for talking about, teaching, and assessing writing—a major component of supporting students in achieving significant, sustainable writing growth.  Step Up to Writing answers a need among school districts for quality programs to meet new, rigorous writing assessments and market response to this addition has been strong.

ExploreLearning, which provides powerful online math and science solutions, was 13% of the first nine months' revenue.  Third quarter and nine months Bookings grew 1%.  As mentioned in the past, this segment's order phasing fluctuates from quarter-to-quarter because of large deals and renewal timing.  As Bookings-to-date in the fourth quarter are up 7% so far, and we expect further growth in the quarter, we're on our way to reach our full-year expectation for low double-digit growth.

The upgrade of the entire library of Gizmo stimulations to HTML5 is almost complete, allowing us to support our teachers and students on all the devices they want to use.  We expect the entire library to be updated by the end of January.

Through the third quarter, technology-enabled products grew 17% compared to the first nine months of 2014, accelerating sequentially from Q2 to Q3 and represented 65% of Bookings compared to 57% in the first nine months of 2014.  We expect this contribution to increase over time and to support the emergence of our more powerful, higher margin, subscription, and technology-based business model.

With our 2015 results firmly within reach, for the remainder of the year we continue to focus on tight execution with the objective of building a platform for growth in 2016.  Cambium Learning is very well-positioned in the $11.8 billion pre K-12 instructional materials marketplace, which in US today is being disrupted by Common Core.  Common Core, whether adopted or rejected by a given district or state, is a huge disruptor of the educational process with its more rigorous testing standards causing students, even those who have previously done well, to perform poorly and our more challenged students to fall even farther behind and increasingly fail as standards get tougher.

Cambium Learning is a leader in leveraging technology to help kids be successful and as we have described, we are leveraging this positioning to successfully transform our Company and our business model to provide technology-enabled solutions.  Our strategy to build our growth platform includes reinvesting cash we generate into high return, technology-enabled opportunities to provide solutions that address the challenges that students, teachers, and districts face in this educational environment and extend our success to date.  The three elements of this strategy are: first, we are investing to develop and extend technology-enabled solutions that are adaptable and individualized to support an individual student's particular needs.  Our capital expenditures are focused on broadening our solutions suite at all segments, shift to subscription-based models at Voyager Sopris Learning, and extend our current technology to new platforms and functions across all segments.

Second, to support our new and existing solutions, we are selectively expanding our marketing and sales capabilities to support and grow our brand recognition and to increase our penetration of existing domestic markets.  As we mentioned before, at Learning A-Z, we continue to explore potential new geographies internationally.  Although we are in the early stages of this exploration, we think that Learning A-Z has a number of international opportunities.

Third, we are maintaining careful oversight of our right size cost base to drive margin expansion and cash flow generation to create a higher margin, growing business.  To date in 2015, we have generated impressive expansion in operating leverage.  Our objective is to extend our success at Learning A-Z and ExploreLearning, each of which represents over a decade of success developing and growing

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Cambium Learning Group – Third Quarter 2015 Earnings Conference Call, November 12, 2015

technology-enabled businesses to increase these segments' market penetration while transforming our Voyager Sopris Learning segment to mirror their success.

In summary, our strategic transformation is progressing very well and we are well on our way to an overall growth in 2015 Bookings and Cash Income through continued growth at Learning A-Z and ExploreLearning and diminishing decline at Voyager Sopris Learning.  By keeping the cornerstones of our value proposition firmly in mind—one, that every learner has untapped potential; two, that teachers are the foundation of learning, their importance must be valued; and three, that data, instruction, and practice drive improvement—we are serving a clear and immediate need for superior, flexible, effective technology solutions that help teachers duplicate themselves to benefit more learners.  We are building a platform for growth and accelerating returns for our Stakeholders.  We are energized about delivering on a terrific 2015.

Now I'll turn the call over to Barbara for a review of the financials.  Barbara?

Barbara Benson:

Thanks, John, and good morning, everyone.  We were very pleased that our financial progress in our biggest seasonal quarter was in line with our expectations.  I'll start with a recap on Bookings.  Bookings for the first nine months of 2015 were $122.4 million compared to $117 million for the first nine months of 2014 for a growth of 5%.  The Bookings growth was led by the Learning A-Z segment, which grew 23%, an acceleration of the trending we saw in the first half of the year when Bookings were up 17%.  Learning A-Z represented 37% of the year-to-date volume.

Bookings for Voyager Sopris Learning declined 5% in the first nine months of the year versus the same period of 2014, an acceleration of trending we saw in the first half of the year when Bookings were down 4%.  Voyager Sopris Learning represented 50% of the year-to-date volume.

Bookings for Explore Learning grew 1%, consistent with the trending we saw in the first half of the year.  As we commented last quarter, this segment’s orders tend not to flow in smoothly and we expect them to continue to strengthen as we move further into the year.  As John mentioned, Bookings were up 7% to date in the fourth quarter and we have two large renewals pending.  ExploreLearning represented 13% of year-to-date volume.

Technology-enabled products made up 65% of the year-to-date 2015 Bookings compared to 57% for the same period in 2014.  All of our segments had growth in technology-enabled products and overall these products were up 17% over last year.

For our Voyager Sopris Learning segment, Bookings for technology-enabled solutions were up 21% and Bookings for legacy and print-based solutions were down 13% in the first nine months of '15 versus '14.  The decline in the print-based products was partially offset by continued strong sales of the newly revised and expanded Step Up to Writing program.

GAAP net revenues for the first nine months of 2015 were $109.3 million compared to $108.5 million in the first nine months of 2014, an increase of 1%.  By segment, Learning A-Z increased 25% and ExploreLearning increased 11%.  GAAP revenues for both of Learning A-Z and ExploreLearning are recognized pro rata over the subscription periods of the Bookings, so much of the GAAP revenues are from prior year Bookings.

GAAP net revenues for Voyager Sopris Learning decreased 14%, which is a larger decline than the 5% Bookings decline.  As we have seen throughout the year, the transition to more technology-enabled products is slowing down the recognition of GAAP revenues as Voyager Sopris transitions from print-

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Cambium Learning Group – Third Quarter 2015 Earnings Conference Call, November 12, 2015

based products that are recognized all or mostly upfront at the time of shipment to technology subscription products that are recognized pro rata over their subscription periods.

Adjusted EBITDA for the first nine months of the year grew to $28.9 million, an expansion of $5.1 million and a 21% increase from the $23.8 million Adjusted EBITDA for 2014.  Growth in GAAP net revenues contributed only $0.8 million of the increase due, as mentioned, to the slowdown of recognition.  So the increase was driven primarily by margin improvements.  Adjusted EBITDA margin is expanding nicely.  It was 23% for the full year 2014 and now we were at 26% for the nine-month period of 2015.

As we've discussed before, gross margin will be favorably impacted as Learning A-Z and ExploreLearning become a higher portion of the revenue mix, since these segments have a much lower cost of revenues than Voyager Sopris Learning.  Learning A-Z and ExploreLearning made up 50% of the net revenue for the first nine months of 2015 versus 41% of net revenues for the first nine months of 2014.

Gross margin expanded 597 basis points to 66.1% for the nine-month period in 2015 compared to 60.2% in 2014.  Other costs increased a bit, around 2%, compared to last year with planned investments primarily in Learning A-Z development, marketing, and sales, mostly offset by savings from last year’s right sizing actions at Voyager Sopris Learning that lowered our run rate cost base.

Capital expenditures were $15.1 million for the first nine months of the year, $2.1 million more than the first nine months of 2014, reflecting our planned investments in product development in all segments.

Cash Income was $23.9 million for the nine-month period of 2015 compared to $18.9 million for the nine-month period of 2014.  Even with higher capital expenditures, we are seeing Cash Income improvement as our strategic plans start to pay off.  We have seen very consistent growth drivers throughout the year: one, higher Bookings; two, margin improvements gained from having a higher percentage of technology- enabled products in the mix; and three, lower costs at Voyager Sopris Learning due to last year’s right-sizing actions.  The Cash Income margin is also expanding nicely.  It was 15% for the full-year 2014 and now we are at just under 20% for the nine-month period of 2015.

Interest expense was $10.9 million in the nine-month period of 2015, 20% lower than the $13.5 million in the nine-month period of 2014, due to the $35 million of debt pay downs during 2014.

Now I'll move on to commentary on cash.  Cash and cash equivalents at September 30 were $33.5 million; in line with our historical seasonal pattern we began to generate cash in the third quarter.  During the nine-month period, we used cash of $0.9 million with the largest components as follows: capital expenditures were $15.1 million; $13.2 million of this amount was spent on product development with the remaining smaller portion on general expenditures.

The $13.2 million of product development capital expenditures by segment are as follows: Learning A-Z $5.1 million versus $4.4 million in 2014; Voyager Sopris Learning, $6.4 million versus $5.4 million in 2014; ExploreLearning, $1.7 million versus $1.2 million in 2014.

Looking at cash flows from operating activities, we've now made both of our semi-annual interest payments on our 9.75% notes totaling $13.7 million.  Our next interest payment is due in February 2016.

Aside from the interest payments, cash inflow from sales exceeded other working capital and operational needs by approximately $28.9 million, resulting in cash generated from operations of $15.2 million.  Due to the seasonal nature of our business, we expect to continue to generate cash throughout the fourth quarter.  Cash and cash equivalent at the end of October 2015 are $42.3 million.

As disclosed in previous earnings calls, we are aiming to refinance our $140 million 9.75% senior secured notes due 2017 either later this quarter or during the first quarter of 2016.  Our discussions are becoming

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Cambium Learning Group – Third Quarter 2015 Earnings Conference Call, November 12, 2015

more targeted around a potential structure involving a combination of senior revolving and term-loan debt where we would de-lever from our $140 million of debt outstanding and use a revolver to cover the seasonally low cash period in the first half of the year.  We believe based on preliminary indications, we could reduce our cost of capital under a structure like this, but it is preliminary and we have no assurance that we will complete this or another refinancing transaction, which is subject to market and other risks.  It would be premature to provide any further details at this time.

I'll move now to our full-year 2015 Bookings outlook.  The strong third quarter, and having our largest quarter behind us, strengthens our confidence in our forecasts.  We expect the fourth quarter to deliver between 23% and 24% of our full-year volume.  By segment for 2015, we look for strong double-digit Bookings growth in Learning A-Z.  We believe growth for Learning A-Z will be in the 23% to 26% range.  With growth of 23% through the third quarter of 2015, this means that Learning A-Z will hold or slightly accelerate growth in the fourth quarter.  For Voyager Sopris Learning, we expect a Bookings decline in the range of 7% to 9% for the full-year.  With the decline of 5% for the first nine months of 2015, this means we expect declines to accelerate in the fourth quarter.  This is a nice improvement over the 2014 decline of 20% as we are starting to see the growth in technology-enabled products and the new writing products start to offset the expected declines in legacy products.

We continue to forecast low double-digit growth for ExploreLearning.  With growth over prior year at 1% for the year-to-date nine-month period, this means that we need to generate growth of approximately 45% or more over prior year for the standalone fourth quarter.  While this objective is achievable, the late timing of the expected growth creates some risk to this forecast.  However, based on renewals that are coming up and the strong pipeline, we believe that ExploreLearning will have a strong fourth quarter and achieve, or at least come close to, the forecasted double-digit Bookings growth.

Overall, we expect full-year Company-wide Bookings growth versus prior year to approximate or be slightly higher than the growth we see year-to-date in September.  I estimate that range to be between 5% and 7%.  Orders of technology-enabled products made up approximately 65% of the year-to-date 2015 total and this percentage is likely to expand in the fourth quarter and be between 65% and 70%.

Product development capex is expected to be in the range of $17 million to $18 million for the full-year.  By segment, that's roughly $7 million at Learning A-Z to support continued strong double-digit growth of the segment; roughly $8 million at Voyager Sopris Learning to support the transition to technology-enabled solutions; and roughly $2 million at ExploreLearning to support further development of the Gizmos and Reflex product lines.  General capital expenditures are expected to be another $2.5 million.

We expect that full-year Adjusted EBITDA margin will be between 25% and 27% and Cash Income margins will be between 18% and 20%.  By segment, Learning A-Z EBITDA and Cash Income margins are anticipated to remain at strong levels as we invest for growth. Voyager Sopris Learning margins have been negatively impacted by a decline in Bookings, the longer cycle for GAAP revenue recognition for technology products, and our increased investment in product development.  But we are seeing a positive impact from the prior year cost right sizing and the product mix shifting to lower cost technology products.  Our goal is to keep margins approximately flat to slightly up for the full-year versus last year even with the Bookings and revenue decline.  ExploreLearning EBITDA and Cash Income margins are expected to remain strong and perhaps increase slightly over prior year as we scale the segment.  We are investing in this segment for growth.

In the longer-term outlook, we are focused on achieving our strategic objectives which will expand EBITDA and Cash Income.  Looking at a three- to five-year time horizon, we think technology-enabled solutions will make up around 80% of our Bookings and revenue.  Margins will rise from having more technology-enabled solutions in the mix and from the return of Voyager Sopris Learning to growth which we expect to begin in 2016.  We expect Adjusted EBITDA margins to expand to 32% to 35% and we expect Cash Income margins to expand to 28% to 31%.

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Cambium Learning Group – Third Quarter 2015 Earnings Conference Call, November 12, 2015

With that I'd like to move on to our Q&A session.

Operator:

Ladies and gentlemen, if you have a question or a comment at this time, please press the star, then the one key on your touchtone telephone.  If your question has been answered and you wish to remove yourself from the queue, please press the pound key.

Our first question comes from Neil Weiner with Foxhill Capital.

Neil Weiner:

Good morning, John and Barbara.  How are you?

John Campbell:

Hi.

Neil Weiner:

Real quick question on the adoption, getting LANGUAGE! Live in the adoption in California.  I know it's a hunting license but can you just quantify what kind of opportunity that could be or how big the California intervention market is in that area?

John Campbell:

To be honest with you, Neil, I don't have an exact figure.  I can tell you that because the opportunity is large—by that I mean many millions—we're doing several things.  One is we are adding some sales reps to deal with the fact that we don't get to some of these smaller districts in California previously.  With this opportunity we will be leveraging an ability to do that, particularly inside reps to get to the smaller districts in California that we think we have a greater opportunity with.  Secondly, we're going to be doing an additional effort in terms of marketing.  There's a number of things we can do at both the local level and through associations.  I think of many associations that we have connection to that we're going to leverage in California that we will be trying to address that market.

But when you talk about what's the dollar amount, that's very difficult.  I do see opportunity; I don't have a dollar figure for you and I'm sorry I can't answer that more specifically.

Neil Weiner:

So we would see any progress on this front next year as opposed to the rest of this year?

John Campbell:

Yes.  Normally what will happen, Neil, is they'll make decisions January through April and we'll see the sales in the third quarter where we normally see sales for Voyager Sopris Learning.  So I would expect the positive, we'll know it in April/May, but we'll see in September/October.

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Cambium Learning Group – Third Quarter 2015 Earnings Conference Call, November 12, 2015

Neil Weiner:

Got you.  One last question; can you just highlight over the next six to nine months what new products you'll be releasing both in LAZ and in Voyager Sopris and EL?

John Campbell:

I think—well, there's lots of things going on but not all of them necessarily end up in new product releases.  The only new product of significance that I can think of that's going to be released is in Voyager Sopris Learning.  We're working on a K-5 product that'll be released in 2016 in the time period you're talking about.  In the other business units, it'll really be a lot of work on products that already exist.  When you think of Learning A-Z, one of the things we did successfully this year is take Writing A-Z, which is a teacher-centric product, and make it a student-centric product. So it has sort of both sides of that capability.  We'll be doing the same kind of thing to other products such as Science A-Z.  We'll be adding to the teacher, student-centric products we already have such a Headsprout, Raz-Kids.  So there'll be a lot of work on products, but not necessarily release of new products.

If you think about ExploreLearning, we're in the process, as I said, of converting all the Gizmos to HTML5 but we also have a bunch of new Gizmos that we'll be releasing in 2016.  Additionally, there's lots of changes being made to Reflex.  Then there's work on an additional product to the Reflex platform that won't come until 2017.

Then if you take a look at Kurzweil, we are continuing to move all those great features from the perpetual product to the firefly solution, which has been doing very well for us.  And that's a continual activity; because there are just so much capability in the perpetual product we continue to move more of that capability into the subscription product.

Neil Weiner:

Got you.  So one last question—I’m sorry—and then I'll go back in the queue.  Have you successfully now moved your major products in LAZ and EL to mobile so you can get them on Android and iOS?

John Campbell:

Yes.  I would say that's still in process.  If you take a look at, by segment, Learning A-Z, their original products are all on every platform. Headsprout is still being moved to a mobile platform.  So Headsprout's still in process and will be accomplished, we believe, in 2016.  If you take a look at ExploreLearning, almost all of that has been moved.  That is connected to the HTML5 movement that we've made that'll be finished at January.  So that then becomes totally capable in all platforms. It's still a work in progress in terms of Voyager Sopris Learning in terms of being applicable to all mobile platforms.  So are we there yet? No, but certainly that's a direction we want to go in.

Neil Weiner:

Thanks, John.

Operator:

Again, ladies and gentlemen, if you have a question or a comment at this time, please press the star, then the one key on your touchtone telephone.  I am not showing any further questions at this time.  I'd like to turn the call back to Mr. Campbell.

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Cambium Learning Group – Third Quarter 2015 Earnings Conference Call, November 12, 2015

John Campbell:

Well, I just want to say thanks again, everyone, for joining us on the call today.  We appreciate your support in our long-term vision for the Company.  We think it's been successful.  We look forward to speaking with you on our next call.  Thank you very much.

Operator:

Ladies and gentlemen, this does conclude today's presentation.  You may now disconnect and have a wonderful day.

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